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EXHIBIT 10.19

RELEASE, WAIVER AND SETTLEMENT AGREEMENT

    This is an Agreement between you, GUY M. CAMPBELL, and ANDREW CORPORATION (referred to as "Andrew" in this Agreement).

    THIS IS A LEGALLY BINDING DOCUMENT, AND YOU SHOULD READ IT CAREFULLY AND SEEK THE ADVICE OF AN ATTORNEY BEFORE YOU SIGN IT.

1.  Valuable Consideration

    In exchange for entering into this Agreement, Andrew agrees to provide you with the following, (referred to as "Consideration" in this Agreement):

  A.
  Andrew agrees to provide you with severance pay in the form of salary continuation for the 16-month period following the date of your resignation. Severance payments will be less taxes and FICA and will be sent to your home address (or any other address you designate) on dates corresponding with Andrew's regular practices.

  B.
  Andrew will pay for your "COBRA" coverage during the 16-month salary continuation period, or until you obtain employment, whichever occurs first.

  C.
  Andrew will provide you with executive level out placement services during the 16-month salary continuation period, or until you obtain employment, whichever occurs first, using an out placement firm designated by Andrew.

  D.
  Andrew will give you title to the company-provided automobile currently in your possession.

  E.
  Andrew will permit vesting, as of the date of your resignation, of your options that would have vested had you continued your employment through December 31, 2001. Exercise of these options is subject to the MIP in all other respects and your right to exercise in accordance with the MIP is not released by you under Section 3.

    You agree that the Consideration is over and above anything you are owed by law, contract or under the policies or practices of Andrew, and it is being given to you expressly in exchange for entering into this Agreement.

2.  Resignation

    You agree to voluntarily resign from your position as President and Chief Executive Officer, and as an officer and director, of Andrew effective July 18, 2001. As evidence of your resignation you agree to submit a written letter of resignation in the form of the attached Attachment A.

3.  Release and Waiver

    By signing this Agreement, you release and waive all claims and causes of action, known and unknown, in contract, law and equity, of any kind whatsoever, that you now have or may have against Andrew, its officers, directors, employees, affiliated entities. subsidiaries, divisions, joint ventures, shareholders, agents, attorneys, insurers, benefit plans and plan administrators, fiduciaries, and each of their respective successors and assigns. This release and waiver includes:

    any claims for assault, battery, wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other tort or common law claims;

    any claims for the breach of any written, implied or oral contract between you and Andrew, including, but not limited to, any contract of employment;

    any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex (including sexual harassment), sexual orientation, and physical or mental disability or medical condition;

    any claims of payment of any nature, including, but not limited to, wages, overtime pay, vacation pay, severance pay, attorneys' fees, commissions and bonuses, but not including any claims for the Consideration or any claims for workers' compensation benefits to which you may be entitled;

    any claims for benefits or the monetary equivalent of benefits; and

    any entitlement to reinstatement to your previous position with or rehire or reemployment by Andrew.

    Your release and waiver includes all claims that you have or may have under all federal, state and local statutes, ordinances, rules, regulations and orders, including, but not limited to, any claim or cause of action based on the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act,1 the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employment Retirement Income Security Act of 1974, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, Executive Order 11246, the Illinois Wage Payment and Collection Act, the Illinois Human Rights Act, and the Cook County Human Rights Ordinance, as each of them has been or may be amended. You also waive your right to any attorneys' fees, compensation or other recovery whatsoever as the result of any legal action brought by or on your behalf by any other party against Andrew and/or any of the related entitles or individuals listed above. You agree that you have not and will not file any lawsuit against Andrew or any of the related entities or individuals listed above based on any right you have released and waived under this Agreement.

4.  Knowing and Voluntary Release

    You agree that you are signing this Agreement voluntarily and of your own free will, and not because of any threats or duress. You have seven calendar days from the date you receive a copy of this Agreement during which to consider whether to sign this Agreement. You acknowledge your receipt of a copy of this Agreement on July 18, 2001. You are advised that the offer contained in this Agreement will remain open until 5:00 p.m. on July 25, 2001. If you do not deliver a signed copy of it to the office of the Chairman at Andrew's headquarters on or before that date, this offer will be automatically withdrawn.

5.  Return of Property

    You agree to return immediately all property of Andrew in your possession.

6.  Non-Disparagement

    You acknowledge and agree that you have not made and will not make, either yourself or through an agent, any oral or written statements or omissions which are or could reasonably be interpreted to be of a negative or critical nature concerning Andrew, its officers, directors, employees, affiliated entities, subsidiaries, divisions, joint ventures, shareholders, agents, attorneys, insurers, benefit plans and plan administrators, fiduciaries, and their respective successors and assigns, including statements regarding its business practices, events in the workplace and your resignation, to anyone inside or outside Andrew other than in private and privileged conversations with your legal advisor, or as required by law. Andrew agrees not to make,

(1)
This release and waiver does not apply to any claims under the Age Discrimination in Employment Act which may arise based on events which take place after you sign this Agreement.

and to use its best efforts to cause its officers, directors, employees and agents not to make, any oral or written statements or omissions which are or could reasonably be interpreted to be of a negative or critical nature concerning you and your resignation, to anyone inside or outside Andrew other than in private and privileged conversations with your legal advisor, or as required by law.

7.  Non-Solicitation

    You agree that during the 16-month period commencing on the date of this Agreement, you will not, directly or indirectly, for yourself or others, individually or jointly as a partner, employee, consultant, agent or otherwise, induce, entice, solicit, hire, attempt to hire or employ, or endeavor to entice away from Andrew any person currently employed by Andrew in order to accept employment or association with yourself or any other person, firm, corporation or entity whatsoever; approach any such person for any such purpose; or authorize or knowingly cooperate with the taking of any such action by any other person, firm, corporation or entity.

8.  Non-Competition

    You affirm your obligations to Andrew (including its subsidiaries, divisions and affiliates) under the Employee's Confidentiality, Invention Assignment, and Non-Compete Agreement executed by you and dated February 26, 1999 and under the Saratoga Confidentiality and Non-Disclosure Agreement executed by you and dated June 23, 1999.

9.  Defense or Prosecution of Claims

    You agree that following your resignation, you will cooperate at the request of Andrew in the defense or prosecution of any lawsuits or claims in which Andrew or its affiliates, divisions, subsidiaries, joint ventures, officers, directors or employees may be or become involved and that relate to matters occurring while you were employed by Andrew. Andrew agrees to pay or reimburse you for any expense reasonably incurred by you in connection with such cooperation.

10. Enforcement

    You acknowledge that a violation or threatened violation of any covenant under or agreement referred to in Section 6, 7, 8 or 9 above may result in irreparable and continuing harm to Andrew. If you violate or threaten to violate any of such covenants, therefore, Andrew will be entitled to seek from any court of competent jurisdiction (in addition to other remedies) injunctive relief to restrain any further violations or threatened violations by you and by any persons acting for you or on your behalf. In the event Andrew is required to seek enforcement of any of the provisions of this Agreement, it will be entitled to recover from you reasonable attorneys fees, plus costs and expenses, in addition to damages and other remedies. Further, if you violate any such provisions, Andrew shall have the right to cease any payments to you pursuant to Section 1 of this Agreement. If Andrew violates or threatens to violate any of its covenants contained herein, you will be entitled to seek from any court of competent jurisdiction (in addition to other remedies) injunctive relief to restrain any further violations or threatened violations by you and by any persons acting for you or on your behalf. In the event you are required to seek enforcement of any of the provisions of this Agreement, you will be entitled to recover from Andrew reasonable attorneys fees, plus costs and expenses, in addition to damages and other remedies.

11. Entire Agreement and Severability

    This Agreement contains the entire agreement between you and Andrew, and it takes priority over any other written or oral understanding or contract that may have existed in the past; provided that the agreements referred to in Section 8 above will remain in full force and effect in accordance with their terms. You agree and acknowledge that no other promises or agreements have been offered for this Agreement (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and Andrew.

    If any portion, provision or section of this Agreement is held to be invalid or legally uneforceable, the remaining portions of this Agreement will not be affected and will be given full force and effect.

12. Non-Admission

    You and Andrew agree that this Agreement is not an admission by either party of any wrongdoing or liability whatsoever, but results from a mutual desire to resolve all actual and potential disputes based on anything that has occurred prior to your signing of this Agreement.

13. Applicable Law

    All provisions of this Agreement will be interpreted and governed by Illinois law without regard to the laws of any other location. Any lawsuit, claim or other legal proceeding involving you and Andrew must be brought exclusively in the federal or state courts serving Cook County, Illinois, and you and Andrew hereby submit to personal jurisdiction in the State if Illinois and to venue in such courts.

14. Resolution

    This Agreement resolves any and all actual and potential disagreements between you and Andrew, including all matters relating to your employment and resignation from employment with Andrew. If you agree to its terms, you should sign this Agreement and deliver it to the Office of the Chairman at Andrew's corporate headquarters on or before 5:00 p.m. on Wednesday, July 25, 2001.

    HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT OR VOLUNTARILY ELECTED NOT TO DO SO, AND HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HAVE SIGNED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

Signed:	/s/ GUY M. CAMPBELL Guy M. Campbell
By:	/s/ FLOYD L. ENGLISH Floyd L. English ANDREW CORPORATION Its: Chairman

Date: July 24, 2001

Attachment A

To Whom It May Concern:

    I hereby submit my voluntary resignation from all employment and positions held with Andrew Corporation, including as a director, effective July 18, 2001.

/s/ GUY M. CAMPBELL Guy M. Campbell

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  EXHIBIT 10.19
  Attachment A